Exhibit 99.1

Axon Appoints New Board Member

SCOTTSDALE, Ariz. — March 15, 2023 — Axon Enterprise, Inc. (NASDAQ: AXON) the global public safety technology leader, is pleased to announce the appointment of three additional members to its board of directors, Erika Ayers, CEO of Barstool Sports, Graham Smith, former Salesforce executive and Jeri Williams, former Phoenix Police Department Chief of Police.

“It’s an honor to welcome Ms. Ayers, Mr. Smith and Chief Williams to Axon’s board and we look forward to their contributions as we continue to innovate through technology and create solutions for safety that can help protect life,” said Axon CEO and founder Rick Smith. “They each bring a diverse set of skills and expertise and can provide meaningful counsel as Axon continues its rapid growth. I am confident that the addition of these talented individuals will be a great asset to us as we aim for our moonshot goal to cut gun-related deaths between police and the public by 50% in the next 10 years, in the U.S., and execute on our overall global mission to protect life.”

Erika Ayers, ranked one of the most influential executives in digital innovation, sports, entertainment and lifestyle media, will be a welcome addition to the Axon board of directors. Her appointment will take effect June 1, 2023. Ms. Ayers currently serves as the CEO of Barstool Sports and has a proven track record of transforming start-up organizations into multi-industry operations.

“Axon is a company at the intersection of community, technology and safety,” said Ms. Ayers. “I believe in their mission to substantially reduce gun-related deaths between police and the public in the U.S., and I am looking forward to helping them in a board capacity.”

Graham Smith will also be a key addition to Axon’s board of directors, effective March 16, 2023. Mr. Smith has held senior financial roles across the software sector for over 25 years, most recently serving as Chief Financial Officer at Salesforce, where his leadership and vision for high growth at scale contributed to the company’s success, growing from $750 million in revenue to over $5 billion. He brings a wealth of financial leadership experience to Axon.

“Axon is in a unique position to continue bringing innovation forward that improves outcomes between law enforcement and communities through the use of technology,” said Mr. Smith. “It’s a privilege to contribute leadership and business guidance to a company with such a commitment to a key issue in our society. I look forward to supporting Axon’s ongoing mission and growth as a leader in public safety technology.”

Chief Jeri Williams will bring over 30 years of law enforcement leadership to Axon’s board of directors, effective March 16, 2023. An accomplished police executive, Chief Williams served as the first female Chief of Police for the Phoenix Police Department from 2016 to 2022 and was the first female president of the Major Cities Chief’s Association (MCCA). During her tenure as chief, she advanced a number of progressive strategies within the department, regarding key areas such as community engagement, professional standards and increased mental health resources for all police employees. Chief Williams’ veteran police experience, coupled with her honorable leadership through her tenure, brings real experiential counsel to the Axon board to help progress our mission to protect life through public safety.

“With a deep passion in my career for protecting life, I am honored to join Axon’s board,” said Chief Jeri Williams. “Having hands-on experience with Axon products and services, I believe they are revolutionizing the public safety space bringing connected solutions and less-lethal technologies that can change the way we keep communities safe for the better. I am excited to bring my experience to the table to continue their efforts on not only serving the community, but also the diverse communities those officers are sworn to protect.”

With these appointments, Axon will have nine independent directors. Full bios for Ms. Ayers, Mr. Smith and Chief Williams can be found on Axon’s Investor Relations website.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body-worn cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, commercial enterprises and consumers.

Third-party trademarks referenced herein are the property of their respective owners. Axon, the Delta Logo, TASER and Protect Life are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

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Media Contact:

Corinne Clark

Sr. Public Relations Manager

Press@Axon.com

Media ONLY Hotline: (480) 444-4000